EXHIBIT 99.1

Quanex Building Products Corporation Reports Second Quarter 2014 Results

  Net sales increased 8% to $135 million vs. $125 million in Q2 2013
  EBITDA of $5.7 million vs. $1.2 million in Q2 2013
  Net loss from continuing operations of $2.0 million vs. net loss of $6.9 million in Q2 2013

HOUSTON, June 5, 2014 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX), a leading supplier of window and door components, today released results for its second fiscal quarter ended April 30, 2014.

"Despite poor weather throughout much of the second quarter and recent weakness in housing and construction data, we continued to enjoy encouraging growth in all of our product lines," Chairman, President and CEO Bill Griffiths said. "With the seasonally strongest part of the year ahead of us, Quanex is optimistic that it can sustain growth rates in the 8-9 percent range for the full year."

Second quarter 2014 net sales grew to $135 million, an increase of 8% over the second quarter of 2013. Second quarter 2014 operating loss was $2.8 million compared to an operating loss of $8.6 million in the second quarter of 2013. Second quarter 2014 EBITDA was $5.7 million compared to $1.2 million in the second quarter of 2013. Operating loss and EBITDA results were negatively impacted by the inability to pass through a 12% vinyl resin price increase on approximately 60 percent of vinyl shipments as a result of previously agreed to contractual obligations, which will expire at the end of the calendar year. At the same time, repair and maintenance costs were abnormally high during the quarter as Quanex continues to invest in upgrading its vinyl profile equipment and facilities. This is expected to continue into the 3rd quarter of 2014.

Preliminary U.S. window shipments as reported by Ducker Worldwide, LLC (Ducker), a market intelligence firm, increased 7.4% for the twelve months ended March 31, 2014. North American domestic fenestration sales, the most comparable sales figure to those reported by Ducker, increased 8.1% from the previous twelve months. Industry window shipment growth was driven by a 13.3% increase in new construction units and a 3.7% increase in residential remodeling and replacement units (R&R).

Corporate and Other Items

Second quarter 2014 corporate costs were $6.8 million compared to $14.5 million in the year ago second quarter. Second quarter 2014 results included deferred compensation costs of $0.1 million, compared to a benefit of $0.5 million in the second quarter of 2013.

Second quarter 2014 cash balances totaled $127 million, which included the $110 million received for the sale of Nichols. For the year, cash used by operating activities was $11 million (inclusive of discontinued operation results). There were no outstanding borrowings against the revolving credit facility.

On February 10, 2014, Quanex announced the sale of Nichols to Aleris for $110 million in an all-cash transaction. The transaction was completed on April 1, 2014.

Additional information related to second quarter 2014 results, including a reconciliation of EBITDA (defined as net income or loss before interest, taxes, depreciation and amortization and other, net) and to its most comparable GAAP figure, can be found in the supplemental schedules accompanying this press release.

Dividend Declared

On May 29, 2014, the Board of Directors declared a quarterly cash dividend of $0.04 per share on the company's common stock, payable June 30, 2014, to shareholders of record on June 16, 2014.

2014 Guidance

Ducker is currently forecasting calendar year 2014 U.S. window shipments to increase 7.5%, with new construction increasing 12.5% and R&R increasing 4.2% when compared to 2013 shipments. For fiscal year 2014, Quanex expects revenue to grow approximately 8 to 9 percent over 2013 results. Given the margin headwinds in the vinyl profile business this year, Quanex expects EBITDA to be in a range of $55-$60 million, rather than the previously stated guidance of $55 to $65 million, which included the expected full year results for Nichols Aluminum. The EBITDA guidance assumes no further increases in resin prices for the remainder of 2014.

Corporate expenses during 2014 are expected to total $28-$30 million (excluding transaction and deferred compensation-related costs). Capital expenditures are expected to be $40 million in 2014; $30 million from continuing operations and $10 million from discontinued operations. All capital expenditures will be focused on improvements in growth initiatives, operational efficiency and cost reduction. Depreciation and amortization is expected to be approximately $34 million during 2014.

Quanex remains very positive on the long-term growth prospects of its markets and expects to continue to invest for its future through both organic growth initiatives and acquisitions.

Conference Call Information

Quanex will host its conference call today, June 5, 2014 at 11:00 a.m. (Eastern) to discuss its results and outlook. The call will be available via webcast at www.quanex.com in the Investors section.

Forward Looking Statements

Statements that use the words "estimated," "expect," "could," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, future operating results of Quanex, the financial condition of Quanex, future uses of cash and other expenditures, expenses and tax rates, expectations relating to the Company's industry, and the Company's future growth. The statements in this release are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, the availability and cost of raw materials, and customer demand. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2013, under the section entitled "Cautionary Note Regarding Forward-Looking Statements."

For additional information, please visit www.quanex.com.

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2014	2013	2014	2013
	(In thousands, except per share data)
Net sales	$ 135,208	$ 125,140	$ 261,587	$ 231,259
Cost and expenses:
Cost of sales (excluding depreciation and amortization)	108,649	95,730	204,838	179,025
Selling, general and administrative	20,393	28,202	42,895	52,026
Depreciation and amortization	8,494	9,812	17,038	17,842
Asset impairment charges	500	—	505	—
Operating loss	(2,828)	(8,604)	(3,689)	(17,634)
Non-operating income (expense):
Interest expense	(143)	(174)	(284)	(294)
Other, net	(22)	9	74	(82)
Loss from continuing operations before income taxes	(2,993)	(8,769)	(3,899)	(18,010)
Income tax benefit	963	1,906	658	5,977
Loss from continuing operations	(2,030)	(6,863)	(3,241)	(12,033)
Income (loss) from discontinued operations, net of taxes	22,161	(485)	19,472	(3,433)
Net income (loss)	$ 20,131	$ (7,348)	$ 16,231	$ (15,466)

Basic earnings (loss) per common share:
Loss per share from continuing operations	$ (0.05)	$ (0.19)	$ (0.09)	$ (0.33)
Earnings (loss) per share from discontinued operations	0.59	(0.01)	0.53	(0.09)
Earnings (loss) per share, basic	$ 0.54	$ (0.20)	$ 0.44	$ (0.42)

Diluted earnings (loss) per common share:
Loss per share from continuing operations	$ (0.05)	$ (0.19)	$ (0.09)	$ (0.33)
Earnings (loss) per share from discontinued operations	0.58	(0.01)	0.52	(0.09)
Earnings (loss) per share, diluted	$ 0.53	$ (0.20)	$ 0.43	$ (0.42)

Weighted-average common shares outstanding:
Basic	37,217	36,850	37,108	36,830
Diluted	37,838	36,850	37,726	36,830

Cash dividends per share	$ 0.04	$ 0.04	$ 0.08	$ 0.08

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	April 30, 2014	October 31, 2013
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$ 126,984	$ 49,734
Accounts receivable, net	52,335	59,460
Inventories, net	54,986	41,679
Deferred income taxes	20,502	16,348
Prepaid and other current assets	5,068	4,912
Current assets of discontinued operations	—	64,151
Total current assets	259,875	236,284
Property, plant and equipment, net	111,906	106,821
Deferred income taxes	7,004	7,030
Goodwill	72,411	71,866
Intangible assets, net	75,106	78,962
Other assets	5,638	5,572
Non-current assets of discontinued operations	—	65,283
Total assets	$ 531,940	$ 571,818

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 42,134	$ 37,533
Accrued liabilities	31,262	34,810
Income taxes payable	998	—
Current maturities of long-term debt	178	162
Current liabilities of discontinued operations	—	49,364
Total current liabilities	74,572	121,869
Long-term debt	593	701
Deferred pension and postretirement benefits	3,935	3,479
Liability for uncertain tax positions	5,481	5,396
Other liabilities	11,351	14,640
Non-current liabilities of discontinued operations	—	9,539
Total liabilities	95,932	155,624
Stockholders' equity:
Common stock	376	377
Additional paid-in-capital	247,695	247,642
Retained earnings	190,690	177,456
Accumulated other comprehensive loss	(982)	(2,400)
Treasury stock at cost	(1,771)	(6,881)
Total stockholders' equity	436,008	416,194
Total liabilities and stockholders' equity	$ 531,940	$ 571,818

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	Six Months Ended April 30,
	2014	2013
	(In thousands)
Operating activities:
Net Income (loss)	$ 16,231	$ (15,466)
Adjustments to reconcile net income (loss) to cash used for operating activities:
Depreciation and amortization	20,078	21,196
Stock-based compensation	1,944	3,408
Deferred income tax provision (benefit)	8,128	(8,740)
Excess tax benefit from share-based compensation	(639)	(171)
Asset impairment charges	1,007	―
Gain on sale of discontinued operations	(39,645)	―
Other, net	1,427	778
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
(Increase) decrease in accounts receivable	3,964	(6,380)
Increase in inventory	(22,834)	(6,267)
(Increase) decrease in other current assets	(583)	1,046
Increase (decrease) in accounts payable	10,127	(4,236)
Decrease in accrued liabilities	(6,234)	(7,468)
Increase in income taxes payable	1,667	1,766
Increase (decrease) in deferred pension and postretirement benefits	297	(1,475)
Increase (decrease) in other long-term liabilities	(3,539)	1,066
Other, net	(2,419)	160
Cash used for operating activities	(11,023)	(20,783)
Investing activities:
Proceeds from sale of discontinued operations	110,000	―
Acquisitions, net of cash acquired	(5,161)	(22,096)
Capital expenditures	(18,597)	(24,983)
Proceeds from property insurance claim	1,400	―
Proceeds from disposition of capital assets	304	22
Cash provided by (used in) investing activities	87,946	(47,057)
Financing activities:
Borrowings under credit facility	―	14,500
Repayments of credit facility borrowings	―	(4,500)
Repayments of other long-term debt	(144)	(142)
Common stock dividends paid	(2,989)	(2,964)
Issuance of common stock	2,882	694
Excess tax benefit from share-based compensation	639	171
Debt issuance costs	―	(1,163)
Other	35	―
Cash provided by financing activities	423	6,596

Effect of exchange rate changes on cash and cash equivalents	(96)	(383)

Increase (decrease) in cash and cash equivalents	77,250	(61,627)
Cash and cash equivalents at beginning of period	49,734	71,255
Cash and cash equivalents at end of period	$ 126,984	$ 9,628

NOTE: The cash flow statement presentation includes the sources and uses of cash for the discontinued operations as operating, investing and financing cash flows, as applicable, combined with such cash flows for continuing operations, as permitted by U.S. GAAP.

QUANEX BUILDING PRODUCTS CORPORATION
NON-GAAP FINANCIAL MEASURE DISCLOSURE
(Unaudited)

EBITDA is a non-GAAP financial measure that Quanex management uses to measure its operational performance and assist with financial decision-making. We believe this non-GAAP measure provides a consistent basis for comparison between periods, and will assist investors in understanding our financial performance, including under market conditions outlined in our forward-looking guidance. The company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Three Months Ended April 30,		Six Months Ended April 30,
	2014	2013	2014	2013
	(In thousands)		(In thousands)
Loss from continuing operations	$ (2,030)	$ (6,863)	$ (3,241)	$ (12,033)
Income tax benefit	(963)	(1,906)	(658)	(5,977)
Other, net	22	(9)	(74)	82
Interest expense	143	174	284	294
Operating loss from continuing operations	(2,828)	(8,604)	(3,689)	(17,634)
Depreciation and amortization	8,494	9,812	17,038	17,842
EBITDA	$ 5,666	$ 1,208	$ 13,349	$ 208

Financial Statistics as of April 30, 2014
Book value per common share:	$11.62
Total debt to capitalization:	0.2%
Return on invested capital:	4.9%
Actual number of common shares outstanding:	37,514,676

QUANEX BUILDING PRODUCTS CORPORATION
PRE-TAX & AFTER TAX PRESENTATION
(In millions, except per share data)
(Unaudited)

Pre-Tax Presentation	Q2 2014 $MM		Q2 2013 $MM		FY 2014 $MM		FY 2013 $MM
Operating Income (Loss) from Continuing Operations As Reported	$ (2.8)		$ (8.6)		$ (3.7)		$ (17.6)
Benefit (Reduction) to Operating Income:
IG Warranty Reserve Benefit	―		―		(2.8)		―
Asset Impairment Charge	0.5		―		0.5		―
Transaction Related Expenses	―		―		0.1		1.0
Discontinued ERP Expenses*	0.3		3.7		0.5		5.3
Operating Income (Loss) from Continuing Operations As Adjusted	$ (2.0)		$ (4.9)		$ (5.4)		$ (11.3)

After-Tax Presentation	Q2 2014 $MM	Q2 2014 EPS	Q2 2013 $MM	Q2 2013 EPS	FY 2014 $MM	FY 2014 EPS	FY 2013 $MM	FY 2013 EPS
Income (Loss) from Continuing Operations As Reported	$ (2.0)	$ (0.05)	$ (6.9)	$ (0.19)	$ (3.2)	$ (0.09)	$ (12.0)	$ (0.33)
Benefit (Reduction) to EPS:
IG Warranty Reserve Benefit	―	―	―	―	(2.4)	(0.06)	―	―
Asset Impairment Charge	0.4	0.01	―	―	0.4	0.01	―	―
Transaction Related Expenses	―	―	―	―	0.1	0.00	0.7	0.02
Discontinued ERP Expenses	0.2	0.01	3.0	0.08	0.4	0.01	3.6	0.10
Diluted Earnings (Loss) from Continuing Operations As Adjusted *	$ (1.4)	$ (0.04)	$ (3.9)	$ (0.11)	$ (4.7)	$ (0.12)	$ (7.7)	$ (0.21)

* Q2 2014 and YTD 2014 includes $258K and $509k, respectively, of depreciation related to the discontinued SAP project.
CONTACT: Financial Contact:
         Marty Ketelaar, 713-877-5402
         Media Contact:
         Valerie Calvert, 713-877-5305